FOR IMMEDIATE RELEASE

CKX, INC.

Media Contact: Sean Cassidy
212-981-5233

Ed Tagliaferri
212-981-5182

CKX Board Confirms Delivery of Financing Letters by 19X

New York — November 8, 2007 — CKX, Inc. (NASDAQ: CKXE) announced today that the Special Committee of its Board of Directors has confirmed that 19X has delivered fully executed financing letters in satisfaction of 19X’s contractual obligation to do so under the merger agreement between CKX and 19X. The financing letters delivered by 19X include a combination of commitments from, and detailed arrangements and engagements with, three prominent Wall Street firms, as well as expressions of intentions from management and other significant investors in CKX.

About CKX, Inc.

CKX, Inc. is engaged in the ownership, development and commercial utilization of entertainment content. To date, the Company has focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley, the operations of Graceland, the rights to the name, image and likeness of Muhammad Ali and proprietary rights to the IDOLS television brand, including the American Idol series in the United States and local adaptations of the IDOLS television show format which, collectively, air in over 100 countries around the world. On June 1, 2007, CKX entered into a merger agreement with 19X, Inc., a private company owned and controlled by Mr. Sillerman, Chairman and Chief Executive Officer of CKX, and Simon R. Fuller, a director of CKX and the Chief Executive Officer of 19 Entertainment Limited, a wholly-owned subsidiary of CKX, that will result in the sale of CKX to 19X at a maximum price of $13.75 per share in cash. In addition and as a condition to the merger, the Company has previously announced its plan to distribute to its stockholders two shares of common stock of FX Real Estate and Entertainment Inc. for every ten shares of common or preferred stock of CKX held on the record date for such distribution. For more information about FX Real Estate and Entertainment Inc. and the planned distribution, please see FX Real Estate and Entertainment’s Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on August 24, 2007, and as amended on October 9, 2007. For more information about CKX, Inc., visit its corporate website at www.ckx.com.

A registration statement relating to shares of common stock of FX Real Estate and Entertainment Inc. has been filed with the Securities Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.